Exhibit 10.1

THIS NOTE AND SECURITY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THIS NOTE REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR THAT THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT.

MYRIAD PICTURES, INC.

SECURED PROMISSORY NOTE AND SECURITY AGREEMENT

$250,000	March 30, 2005

Los Angeles, California

FOR VALUE RECEIVED, MYRIAD PICTURES, INC. with its principal address at 1520 Cloverfield Blvd., Santa Monica, CA 90404 (hereinafter referred to collectively as the "Company" or "Payor" unless the context indicates otherwise), promises to pay to the order of TAG ENTERTAINMENT CORP. (the "Payee" or the "Holder"), or permitted assigns, the principal amount of $250,000 on the earlier of (i) March 30, 2006 or (ii) six months from the date that the Payor or Payee terminates the Letter of Intent (as described in Section 1.1 below) (the "Maturity Date"), and unpaid interest on the unpaid principal balance hereof from the date of this Note at the rate of 3% per annum. Payments of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts.

1.    Adjustments to Principal.

1.1    This Note and Security Agreement ("Note") has been delivered in accordance with the Letter of Intent dated as of March 30, 2006 ("Letter of Intent") executed by and between Payor and Payee .

1.2    Notwithstanding the foregoing or anything else in this Note, the principal amount of this Note shall be reduced by the sum of (a) $25,000, plus (b) any documented third party expenses spent directly by Payor or its shareholders on legal and accounting fees directly related to the "Transaction" (as defined in the Letter of Intent) in the event that either Payor or Payee elects not to consummate the Transaction for any reason . In such event, the principal amount of this Note shall be deemed to have been so reduced retroactive to the date of this Note.

2.    Terms of Repayment

2.1    All payments received on account of this Note shall be applied first to the payment of accrued interest on this Note and then to the reduction of the unpaid principal balance of this Note. Interest shall be computed on the basis of a year of 360 days, for the actual number of days elapsed. Payor may prepay principal and interest on this Note at anytime without penalty or premium upon 5 days prior notice to the Holder.

2.2    If payment of the outstanding principal amount of this Note, together with accrued unpaid interest thereon at the applicable rate of interest (as set forth herein), is not made on the earlier to occur of (i) the Maturity Date (as such date may be extended pursuant to the extension options set forth in Section 4 hereof) and (ii) the Accelerated Maturity Date (defined below), then interest shall accrue on the outstanding principal amount due under this Note and on any unpaid accrued interest due on this date of the payment in full of such amounts (including from and after the date of the entry of judgment in favor of the Holder in an action to collect this Note) at an annual rate equal to the lesser of 18% or the maximum rate of interest permitted by applicable law.

2.3    Notwithstanding anything to the contrary contained in this Note, Payor shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, or receive, interest in excess of the maximum rate allowed by applicable law. During any period of time in which the interest rate specified herein exceeds such maximum rate, any amounts of interest collected by the Holder in excess of such maximum rate shall be deemed to apply to principal and all payments of interest and principal shall be recalculated to allow for such characterization.

2.4    In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of California, the time for payment of such amount shall be extended to the next succeeding business day and interest shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

3.    Security. This Note is the direct obligation of the Company and is secured by all of the assets of Payor. This Note is intended to be a valid and enforceable security agreement in favor of Holder, and Payor hereby grants to Holder a lien and security interest in and to all of the assets of Payor under the laws of the State of California. The Holder of this Note shall be entitled to all of the rights of a secured party under the laws of the State of California, including the Uniform Commercial Code. The Payor shall execute, if required, any and all UCC financing statements, or hereby consents to the filing by Payor of such financing statements in the appropriate jurisdictions in order to perfect the security agreement provided for herein.

4.    Covenants. The Company covenants and agrees that for so long as any portion of the indebtedness evidenced by this Note, whether principal, accrued and unpaid interest or any other amount at any time due hereunder, remains unpaid:

4.1    Negative Covenants. The Company will not, without the prior written consent of Payee:

(a)   Sell, transfer or in any other manner dispose of, or purchase or acquire, any business, assets, capital stock or other property, except (i) in the ordinary course of its business, or (ii) if (A) the transaction is a bona fide transaction in which reasonably equivalent value is received by the Company, (B) no Event of Default or Default (each defined hereinafter) has occurred and is continuing or would occur after giving effect to such transaction, and (C) payment of the principal amount of the Note and accrued and unpaid interest thereon through the date of such payment shall have been made or provided for from the net proceeds of such transaction.

(b)    Issue, create, incur, assume, permit, guarantee or suffer to exist any indebtedness or other obligations for money borrowed or capital lease obligations, except for (i) indebtedness under the Note and any extension, renewal or refinancing thereof; (ii) trade indebtedness incurred in the ordinary course of business; and (iii) indebtedness or other obligations for money borrowed which are subordinated in all respects, including, but not limited to, priority upon liquidation, to the Note.

(c)    (i) Amend the certificate or articles of incorporation or by-laws of the Company in any manner which would impair or reduce the rights of the holders of the Note, (ii) effect a merger or consolidation in which the Company is not the surviving entity or (iii) liquidate, wind up its affairs or dissolve.

(d)    Directly or indirectly, enter into any transaction with or for the benefit of an affiliate (other than on an arms'-length basis and other than the reasonable compensation of an affiliate for services as an officer, director or employee) prior to repayment of the Note.

4.2     Affirmative Covenants. The Company will:

(a)    Pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, upon its income and profits or upon any of its assets, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof, provided, however, that the Company will not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as (i) the validity, applicability and/or the amount thereof shall be contested in good faith by appropriate proceedings, (ii) the Company, shall have set aside on its books adequate reserves in accordance with GAAP with respect to any such tax, assessment, charge, levy or claim so contested, and (iii) enforcement of any lien on any assets of the Company associated with any such taxes, assessments, charges, levies or claims shall have been effectively stayed or fully bonded pending the final determination of any such proceedings.

(b)    Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and to comply in all material respects with all laws, regulations and orders of each governmental authority having jurisdiction over the Company.

(c)    Promptly following the occurrence of a Default (as defined herein), furnish to the Holder a statement of the Company's President or Chief Financial Officer setting forth the details of such Default and the action which the Company proposes to take with respect thereto.

(d)    At all times maintain true and complete records and books of account in which all of the financial transactions of the Company are duly recorded in conformance with GAAP.

(e)    Cooperate with the Holder and execute such further instruments and documents as the Holder shall reasonably request to carry out to their satisfaction the transactions contemplated by this Note, including the grant of the security interests in the assets of the Payor.

(f)    Comply in all material respects with (i) the applicable laws and regulations wherever its business is conducted, the failure to comply with which would not have a material adverse effect on Payor, (ii) the provisions of its charter documents and by-laws , (iii) all agreements and instruments by which it or any of its properties may be bound, the failure to comply with which would not have a material adverse effect on Payor, and (iv) all applicable decrees, orders and judgments.

5.    Events of Default. If any of the following events (each an "Event of Default") shall occur:

5.1    The Company fails to pay the principal of, any installment of interest accrued on, or any other amount at anytime owing under, the Note, as and when the same becomes due and payable hereunder or thereunder; or

5.2    The Company defaults in the due observance or performance of or breach any of its covenants contained in this Note; or

5.3    The Company shall (i) becomes insolvent, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, trustee or similar official of or for itself or of or for all or a substantial part of its property, (iii) make an assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code, as now or hereafter in effect (the "Code"), (v) file a petition seeking to take advantage of any other bankruptcy, insolvency, moratorium, reorganization or other similar law of any jurisdiction ("Other Laws"), (vi) acquiesce as to, or fail to controvert in a timely or appropriate manner, an involuntary case filed against the Company under the Code, or (vii) take any corporate action in furtherance of any of the foregoing; or

5.4    A proceeding or involuntary case shall be commenced, without the application or consent of the Company thereof, in any court of competent jurisdiction (i) under the Code, (ii) seeking liquidation, reorganization, dissolution, winding up or composition or readjustment of its debts under any Other Laws, or (iii) seeking the appointment of a trustee, receiver or similar official for it or for all or any substantial part of its assets, and any such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 90 days; or

5.5    The liquidation or dissolution of the Company or any vote in favor thereof is approved by the board of directors and/or shareholders of the Company; or

5.6    A proceeding is commenced to foreclose a security interest in or lien on any asset of the Company as a result of a default in the payment or performance of any indebtedness of the Company in excess of $100,000, together with accrued unpaid interest thereon and related costs; or

5.7    An attachment or garnishment is levied against the assets of the Company involving an amount in excess of $100,000 and the lien created by such levy is not vacated, bonded or stayed within 5 business days after such lien has attached to such assets; or

5.8    The Company sells all or substantially all of its assets or merges or is consolidated with another corporation in which the Company, as the case may be, is not the surviving corporation,

then, and in any such event the Holder of this Note may by written notice to the Company declare the entire unpaid principal amount of this Note outstanding together with accrued interest thereon due and payable, and the same shall, unless such default be cured within twenty (20) days after such notice, forthwith become due and payable upon the expiration of such twenty (20) day period, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived.

As used in this Note, "Accelerated Maturity Date" means any date prior to the Maturity Date on which the principal of and any accrued and unpaid interest on this Note is declared to be, or becomes, due pursuant to this Section 5 and "Default" means any event that is or, with the passage of time or the giving of notice or both, would be, an Event of Default.

6.    Suits for Enforcement and Remedies. If any one or more Events of Default shall occur, the Holder may proceed to (i) protect and enforce Holder's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the Holder. No right or remedy herein or in any other agreement or instrument conferred upon the Holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.    Corporate Obligation. It is expressly understood that this Note is solely a corporate obligation of the Company, and that any and all personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every promoter, subscriber, incorporator, shareholder, officer, or director of the Company, as such, are hereby expressly waived and released by the Holder hereof by the acceptance of this Note and as a part of the consideration for the issue hereof.

8.    Miscellaneous

8.1    The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. No provision of this Note shall alter or impair the obligations of the Company hereby.

8.2    If, following the occurrence of an Event of Default, the Holder of this Note shall seek to enforce the collection of any amount of principal and/or accrued interest on this Note, there shall be immediately due and payable by the Company, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all costs and expenses incurred by the Holder of this Note in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

8.3    No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any Default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

8.4    This Note may not be modified or discharged (other than by payment), except by a writing duly executed by the Company and Holder.

8.5    The headings of various sections and subsections of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

8.6    All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party, sent by telecopier (with the original timely mailed), or sent by registered, certified or express mail, return receipt requested, to such party at its address set forth below:

If to the Company, to:

Myriad Pictures, Inc.
1520 Cloverfield Blvd., unit D
Santa Monica, CA 90404
Attn: Kirk D'Amico
Fax (310)

If to the Payee, to:

TAG Entertainment Corp.
9916 S. Santa Monica Blvd.
Beverly Hills, CA 90212
Attn: Steve Austin
Fax (310) 277-3720

or hereafter given to the other party hereto pursuant to the provisions of this Note.

8.7    The Company may not delegate its obligations under this Note and such attempted delegations shall be null and void. From and after the earlier of (i) the consummation of the Transaction, or (ii) either party's election not to consummate the Transaction, the Holder may assign, pledge or otherwise transfer this Note without prior written consent of the Company. Prior to such time, the Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of the Company. This Note inures to the benefit of Payee, its successors and its assignee of this Note and binds the Company, and its successors and assigns, and the terms "Payee" and "the Company" whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

8.8    This Note shall continue to be effective or be reinstated, as the case may be, if at any time any payment made pursuant to it is rescinded or must otherwise be returned by the Holder upon bankruptcy or reorganization or otherwise of the Company, all as though such payment had not been made.

8.9    THE COMPANY AND THE HOLDER EACH (I) AGREES THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE INSTITUTED EXCLUSIVELY IN THE APPROPRIATE STATE COURT, COUNTY OF LOS ANGELES OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF LOS ANGELES, CALIFORNIA, (II) WAIVES ANY OBJECTION WHICH THE COMPANY MAY HAVE NOW OR HEREAFTER BASED UPON FORUM NON CONVENIENS OR TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND (III) IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE COURT, COUNTY OF LOS ANGELES, CALIFORNIA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF LOS ANGELES IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE COMPANY AND THE HOLDER EACH FURTHER AGREES TO ACCEPT AND ACKNOWLEDGE SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE COURT, COUNTY OF LOS ANGELES OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF LOS ANGELES AND AGREES THAT SERVICE OF PROCESS UPON THE COMPANY OR THE HOLDER, MAILED BY CERTIFIED MAIL TO THEIR RESPECTIVE ADDRESSES, SUCH SERVICE TO BECOME EFFECTIVE THREE BUSINESS DAYS AFTER SUCH MAILING, WILL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE COMPANY OR THE HOLDER, AS THE CASE MAY BE, IN ANY SUIT, ACTION OR PROCEEDING. FURTHER, BOTH THE COMPANY AND THE HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION TO ENFORCE THIS

NOTE AND IN CONNECTION WITH ANY DEFENSE, COUNTERCLAIM OR CROSSCLAIM ASSERTED IN ANY SUCH ACTION.

8.10    This Note is exchangeable, without expense, upon the surrender hereof by the Holder at the principal executive office of the Company, for two or more new Notes of like tenor and date (except for the principal amounts thereof) representing in the aggregate the same principal amount as this Note, in such denominations as shall be designated by the Holder thereof at the time of such surrender, provided that such new Notes shall be issuable in minimum denominations of $10,000 and integral multiples thereof.

8.11    This Note shall be construed in accordance with and governed by the laws of the State of California without regard to principles of conflicts of law, and cannot be changed, discharged or terminated orally but only by an instrument in writing signed by the party against whom enforcement of any change, discharge or termination is sought.

8.12    This Note is the binding and legal obligation of the Payor, enforceable against it in accordance with its terms and the officer executing this Note on behalf of the Payor has been duly authorized by the Board of Directors of the Payor to execute this Note.

PAYOR:

MYRIAD PICTURES, INC.

By:
Name:
Title: